Exhibit 5.1

Matthew B. Hemington

T: +1 650 843 5062

hemingtonmb@cooley.com

August 5, 2014

Intersect ENT, Inc.

1555 Adams Drive

Menlo Park, CA 94025

Ladies and Gentlemen:

We have acted as counsel to Intersect ENT, Inc., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to an aggregate of 7,480,229 of the Company’s Common Stock, par value $0.001 per share, including (a) 1,577,667 shares of Common Stock (the “2003 Shares”) issuable pursuant to the Company’s Equity Incentive Plan, as amended (the “2003 Plan”), (b) 656,462 shares of Common Stock (the “2013 Shares”) issuable pursuant to the Company’s 2013 Equity Incentive Plan, as amended (the “2013 Plan”), (c) 4,750,008 shares of Common Stock (the “2014 Shares”) issuable pursuant to the Company’s 2014 Equity Incentive Plan (the “2014 Plan”), and (d) 496,092 shares of Common Stock (the “2014 ESPP Shares” and together with the 2003 Shares, the 2013 Shares and the 2014 Shares, the “Shares”) pursuant to the Company’s 2014 Employee Stock Purchase Plan (the “2014 ESPP” and together with the 2003 Plan, the 2013 Plan and the 2014 Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Plans, (c) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect as of the date hereof and (d) such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof.

As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, respectively, and the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155  T: (650) 843-5000  F: (650) 849-7400  WWW.COOLEY.COM

Intersect ENT, Inc.

August 5, 2014

Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Matthew B. Hemington
Matthew B. Hemington

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155  T: (650) 843-5000  F: (650) 849-7400  WWW.COOLEY.COM